Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Investment Grade Defined Opportunity Trust Inc.

We consent to use of our report dated May 15, 2009, included herein with respect to the statement of assets and liabilities (in Organization) of Western Asset Investment Grade Defined Opportunity Trust Inc., as of May 11, 2009, and the related statement of operations (in Organization) for the day ended May 11, 2009, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

June 25, 2009